CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2017, relating to the financial statements and financial highlights of Sound Mind Investing Fund, SMI 50/40/10 Fund, SMI Dynamic Allocation Fund, and SMI Conservative Allocation Fund, each a series of Valued Advisers Trust, for the year ended October 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 18, 2018

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered in the Public Company Accounting Oversight Board